                                                                    EXHIBIT 99.2


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

         IMNET develops, markets, installs and services electronic information and document management systems to meet the needs of the healthcare industry and other document-intensive businesses. The Company, which was incorporated on May 15, 1992, acquired the electronic imaging assets of IMGE, Inc. ("IMGE") on October 5, 1992 (the "1992 Acquisition"). From May 15, 1992 through October 5, 1992, the Company's activities consisted primarily of efforts to raise funds and to negotiate the 1992 Acquisition. IMNET's products include proprietary and third party software and hardware components which are integrated to create electronic information and document management systems. IMNET supports its customers through a broad range of customization, systems integration, installation, training and maintenance services.

         The Company's revenues are derived primarily from the sale and support of components of the IMNET Electronic Information Warehouse: the IMNET Image Engine, the IMNET Workflow Engine, the IMNET Electronic Patient Record System
(EPRS), IMNET MedVision, IMNET LaserArc and the IMNET MegaSAR Microfilm Jukebox. Revenues from system sales consist of IMNET and third party hardware and software license fees. Sources of maintenance and professional services revenues include services for installation, project management, custom programming and training, as well as maintenance and service contracts for software and certain hardware support. IMNET systems are sold directly to end-users as well as through third party distribution partners. Although the Company's relationships with the HCIS Distribution Partners are relatively new, the Company expects that sales to and through its HCIS Distribution Partners and other distribution partners will increase.

         Revenues from sales to the healthcare industry increased to 70% of total revenues in fiscal 1996 from 53% of total revenues in fiscal 1995. The Company anticipates that sales to the healthcare industry will continue to increase as a percentage of total annual revenues, although such sales may fluctuate from quarter to quarter. Revenues from sales outside of the United States declined to 8% of total revenues in fiscal 1996 from 15% in fiscal 1995.

         The Company recognizes revenues derived from system sales to end-user customers, including 90% of software license fees and 100% of hardware revenues, upon the factory acceptance by the customer and delivery of the configured system. The Company defers recognition of 10% of the software license fees until completion of certain insignificant vendor obligations primarily related to the site acceptance by the customer. Revenues derived from system sales to distribution partners are recognized upon delivery if the contract is between the Company and the distribution partner, the payment terms are fixed with all amounts due within twelve months, there are no other significant obligations to be performed by the Company and provided that the distribution partner meets the Company's criteria with respect to sell-through and credit risk. Revenues derived from system sales to distribution partners in which the contract is between the Company and the customer (the end-user) of the distribution partner are recognized in accordance with the Company's revenue recognition policy for end-user customers described above.

         Revenue recognition for system sales to end-users that have been delivered and accepted by the customer with contractual payment terms that extend beyond one year is determined by the Company based upon the Company's historical experience with the customer, the customer's credit worthiness, and an assessment of the enforceability of the contract. All revenues recognized related to contracts with payments due in more than one year are discounted.


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         Revenues from professional services, which may include preparation of functional specifications, customization and programming, systems integration, and training, among others, are recognized as the services are performed. Revenues derived from maintenance and support contracts are recognized ratably over the terms of the related contracts.

         Deferred revenues represent either billings rendered to or payments received from customers for systems prior to factory acceptance and delivery to the customer and maintenance and support services billed in advance.

         At June 30, 1996, the Company had approximately $24.2 million of signed sales contracts for systems and services which had not yet been delivered. The amount of signed sales contracts for systems and services which have not been delivered includes contracts for software license fees, hardware sales and services that may include cancellation provisions that do not pertain to IMNET's performance, and contracts that are expected to result in revenues over periods of as much as five years. Any significant or ongoing failure to achieve signed contracts and subsequent customer acceptance after expending time, effort and funds could have a material adverse effect on the Company's business. Because the Company adjusts the timing of an installation to accommodate customers' needs, and because a typical installation requires two to 12 months to complete, the Company is unable to predict accurately the number of signed sales contracts it expects to fill and consequently the amount of revenues it expects to achieve in any particular period.

         The Company capitalizes a portion of its computer software development costs. These costs relate primarily to the development of new products and enhancements to existing products to accommodate new markets or platforms using existing technologies and programming methods. Amortization of computer software development costs is provided by the Company on individual products or enhancements and begins when the product or enhancement is available for use by customers. Amortization is recorded using the greater of: (1) the amount computed using the ratio of current product revenue to the total of current and anticipated product revenue or (2) the amount determined using the straight-line method over the estimated useful life of the software, not to exceed three years. Amortization of computer software development costs is included in cost of system sales in the accompanying consolidated statements of operations.

HUNTER ACQUISITION

         On September 30, 1996, the Company completed the acquisition of Hunter International, Inc., a provider of electronic report management and distribution software solutions to the healthcare and other industries, by issuing 429,292 shares of IMNET Common Stock for all of the outstanding common stock of Hunter. The merger has been accounted for as a pooling of interests and, as a result, the Company's accompanying consolidated financial statements for all periods prior to the merger have been restated to include the financial position and results of operations of Hunter.

1996 ACQUISITIONS

         On November 3, 1995, the Company acquired Evergreen Technologies, Inc. ("Evergreen") by merger for aggregate consideration consisting of $1.28 million in cash and 82,353 shares of IMNET Common Stock having a market value as of such date of approximately $2.3 million. In connection with the Evergreen acquisition, the Company allocated and expensed in the three months ended December 31, 1995, approximately $2.9 million to in-process research and development and allocated approximately $648,000 to intangible assets, including goodwill and acquired technology, which are being amortized on a


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straight-line basis over the estimated useful lives of such assets of 7 and 5 years, respectively. Additionally, on December 14, 1995 the Company acquired Quesix Software, Incorporated ("Quesix") by merger. The aggregate consideration for the acquisition of Quesix was $4.2 million in cash. In connection with the Quesix acquisition, the Company allocated and expensed in the three months ended December 31, 1995, approximately $2.8 million to in-process research and development, and allocated approximately $1.4 million to goodwill to be amortized on a straight-line basis over an estimated useful life of 7 years. The Company had previously marketed a version of Quesix's EPRS product pursuant to a distribution agreement. The in-process research and development expensed at the acquisition dates had not reached technological feasibility and had no alternative use for the Company.

         The Company pursued the acquisitions discussed above to enhance the capabilities and applications of the IMNET Electronic Information Warehouse. The acquisition of Hunter and its LaserArc product line provides the Company with electronic report management and distribution solutions. The acquisition of Evergreen and its radiological imaging product line, MedVision, provided the Company with the technology to expand and improve the radiological information storage, retrieval and display capabilities of the IMNET Electronic Information Warehouse. Further, the acquisition of Quesix and the EPRS allowed the Company to control future development and distribution of the EPRS, a patient record document management application software product.

BUSINESS ALLIANCE WITH HBOC

         In March 1996, the Company signed agreements with HBO & Company ("HBOC") to distribute IMNET's products on a private label basis. Under the terms of the agreements, HBOC will market the IMNET Electronic Information Warehouse, which is to be integrated with HBOC's clinical and information solutions, and HBOC will not market competing products. The Company supports HBOC's First Perspective product line customers. The First Perspective product line, prior to the distribution agreement, competed with the IMNET Electronic Information Warehouse. The distribution agreement provides that HBOC will offer its First Perspective product line customers the opportunity to convert to the IMNET Electronic Information Warehouse and that the cost for such conversion, estimated by the Company to be approximately $3.0 million, will be assumed by the Company. As of September 25, 1996, three customers had elected to convert. Under the terms of the distribution agreement, the Company will pay HBOC an aggregate of $3.0 million over a twelve month period in exchange for the seven-year exclusive distribution rights. Quarterly payments of $600,000 were made to HBOC in the Company's third and fourth quarter of fiscal 1996.

         The Company recorded a non-recurring charge of $4.6 million to the Company's consolidated statement of operations and capitalized an additional $1.4 million of intangible assets related to the Company's valuation of the expected gross margin on maintenance revenues from the support of the First Perspective customers in the three months ended March 31, 1996. The Company has classified the remaining obligation to HBOC of $1.8 million in cash payments and $2.8 million of conversion costs, net of costs incurred, in accrued expenses in the accompanying June 30, 1996 consolidated balance sheet.

GRANT OF MANUFACTURING RIGHTS FOR THE COMPANY'S MEGASAR MICROFILM JUKEBOX

         On June 30, 1996, the Company granted to SoftNet Systems, Inc. ("SoftNet") worldwide, exclusive manufacturing rights and new non-exclusive, non-healthcare distribution rights for the MegaSAR Microfilm Jukebox and its associated technology. The terms of the transaction also included $1.0 million of nonrefundable software license fees related to the MegaSAR product. The Company will continue to


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sell the MegaSAR manufactured by SoftNet and provide maintenance and support for its existing MegaSAR customers.

RESULTS OF OPERATIONS

         The following table sets forth certain operating data as a percentage of total revenues for each fiscal period indicated:

                                                                YEAR ENDED JUNE 30,
                                                            --------------------------
                                                             1996      1995      1994
                                                            ------    ------    ------
STATEMENT OF OPERATIONS DATA:
Revenues:
  System sales ..........................................    83.5%     78.8%     71.8%
  Maintenance and professional services .................    16.5      21.2      28.2
                                                            -----     -----     -----
         Total revenues .................................   100.0     100.0     100.0
                                                            -----     -----     -----
Operating expenses:
  Cost of system sales ..................................    22.0      41.2      51.3
  Cost of maintenance and professional services .........     9.2      14.5      18.2
  Sales and marketing ...................................    33.2      39.3      55.6
  Research and development ..............................    13.3      20.8      29.7
  General and administrative ............................    14.1      21.6      30.4
  Non-recurring charges .................................    35.3       --        --
                                                            -----     -----     -----
         Total operating expenses .......................   127.1     137.4     185.2
                                                            -----     -----     -----
Operating loss ..........................................   (27.1)    (37.4)    (85.2)
                                                            -----     -----     -----
Interest income, net ....................................     6.6       1.2       0.4
                                                            -----     -----     -----
Net loss ................................................   (20.5)%   (36.2)%   (84.8)%
                                                            =====     =====     =====


Note: The financial information gives retroactive recognition to the acquisition of Hunter, which has been accounted for as a pooling of interests.

Comparison of Fiscal Years Ended June 30, 1996 and June 30, 1995

         Revenues. The Company's total revenues were $29.4 million compared to $11.3 million for fiscal 1995, an increase of $18.1 million, or 161%. The Company's revenues derived from sales to domestic healthcare customers were $20.5 million for fiscal 1996 compared to $6.1 million for fiscal 1995, an increase of $14.4 million, or 236%. These increases were primarily due to the grant of $5.7 million of enterprise-wide software licenses for the IMNET Image Engine, IMNET Workflow Engine, IMNET EPRS and IMNET MedVision to McLaren Regional Healthcare Center ("McLaren"), $2.9 million of software license revenue from SoftNet, $2.4 million of software license revenue related to the Company's business alliance with HBOC, and additional system sales to other customers. The enterprise-wide software licenses granted to McLaren for the IMNET Image Engine and IMNET Workflow Engine products provided for payment terms in the form of quarterly installments of $266,667, which began in October, 1995 and will end in July, 1998. The Company recorded $2.8 million in revenues from those software licenses during fiscal 1996, which amount represented the present value, discounted at the then applicable prime rate, of the future stream (those payments due in more than 12 months) of quarterly installment payments under the license agreement. The Company classified the discounted amounts due in more than 12 months of $1.1 million as noncurrent trade accounts receivable in the accompanying consolidated balance sheet. Total revenues derived from McLaren were $6.5 million during fiscal 1996, representing approximately 22% of total revenues in fiscal 1996.


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         Revenues from sales to domestic general business customers were $6.5 million in fiscal 1996 compared to $3.6 million in fiscal 1995, an increase of $2.9 million, or 82%. Revenues from sales to international customers were $2.3 million in fiscal 1996 compared to $1.7 million in fiscal 1995, an increase of $600,000, or 34%. In the future, the Company anticipates that revenues attributable to sales outside the United States will decline as a percentage of total revenues. The Company is currently pursuing existing opportunities internationally, but has made a strategic decision to allocate its sales efforts to the domestic healthcare market. Revenues from system sales increased to $24.5 million in fiscal 1996 from $8.9 million in fiscal 1995, an increase of $15.7 million, or 176%. Revenues from maintenance and professional services were $4.8 million in fiscal 1996 compared to $2.4 million in fiscal 1995, an increase of $2.5 million, or 103%. This growth was primarily attributable to an increase in professional services to healthcare customers and additional maintenance contracts, resulting from a larger installed base.

         The Company's product sales have been concentrated in a small number of customers, and the Company has historically derived a substantial percentage of its total revenues from a relatively small number of customers. Developments adverse to the financial condition of any of these customers or the inability to replace any such customer with significant new customers would have a material adverse effect on the Company's business.

         Cost of Revenues. The cost of system sales in fiscal 1996 was $6.5 million compared to $4.6 million in fiscal 1995, an increase of $1.8 million, or 39%. As a percentage of total revenues, the cost of system sales declined to 22% in fiscal 1996 from 41% in fiscal 1995, due to increased revenue derived from system sales and a higher software component in the system sales revenue mix. As a percentage of system sales revenues, the cost of system sales decreased to 26% in fiscal 1996 from 52% in fiscal 1995. The cost of system sales also reflected amortization expenses in each period of $697,000 relating to technology acquired in the 1992 Acquisition. The cost of maintenance and professional services was $2.7 million in fiscal 1996 compared to $1.6 million in fiscal 1995, an increase of $1.1 million, or 65%. As a percentage of total revenues, this amount represented a reduction to 9% from 15%. The cost of maintenance and professional services, as a percentage of maintenance and professional service revenues, declined to 56% in fiscal 1996 from 68% in fiscal 1995. Management does not expect the cost of system sales as a percentage of systems revenues to continue to decrease, in part due to the particularly high margins associated with the enterprise-wide site licenses granted in fiscal 1996 and with the MegaSAR related software licenses to SoftNet.

         Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and related benefits and administrative costs allocated to the Company's sales and marketing personnel. Sales and marketing expenses increased to $9.8 million in fiscal 1996 from $4.4 million in fiscal 1995, an increase of $5.3 million, or 120%. The increase was primarily due to higher sales commissions from increased system sales and higher sales salary expenses associated with increases in the number of sales personnel. Expressed as a percentage of total revenues, sales and marketing expenses were 33% in fiscal 1996 compared to 39% in fiscal 1995.

         Research and Development. Research and development expenditures consist primarily of personnel costs of research and development staff, the facilities, computing, benefits and other administrative costs allocated to such personnel and IMNET MegaSAR Microfilm Jukebox hardware prototype expenses. Research and development expenses increased to $3.9 million in fiscal 1996 from $2.3 million in fiscal 1995, an increase of $1.6 million, or 67%. The increase was primarily attributable to an increase in the number of research and development personnel and associated costs, partially offset by the capitalization of $1.3 million in computer software development costs related to new products and


                                     SMDA-5
enhancements expected to be released over the next nine months. The $1.3 million of capitalized computer software development costs represented 32% of the Company's total research and development expenditures in fiscal 1996. Management believes that the capitalization rate will continue in fiscal 1997 due to the scheduled release of new software products. As a percentage of total revenues, research and development expenses decreased to 13% from 21% in fiscal 1996 as compared to fiscal 1995.

         General and Administrative. General and administrative expenses include the costs of corporate operations, finance and accounting, human resources and other general operations of the Company. General and administrative expenses increased to $4.1 million in fiscal 1996 from $2.4 million in fiscal 1995, an increase of $1.7 million, or 71%. This increase was primarily attributable to increases in salaries and associated costs, additional costs associated with being a public company, an increase in facilities expenses to support staffing additions, increases for employment fees and relocation expenses, and an increase in depreciation expense associated with equipment to support increased staffing. General and administrative expenses as a percentage of total revenues decreased to 14% in fiscal 1996 from 22% in fiscal 1995.

         Non-recurring Charges. See "-- 1996 Acquisitions" and "-- Business Alliance with HBOC" above for information concerning these charges.

         Net Loss. The Company's net loss for fiscal 1996 was $6.0 million, or $0.69 per share, compared to a net loss of $4.1 million, or $0.77 per share, in fiscal 1995. Exclusive of the $5.7 million ($0.65 per share) in non-recurring charges related to in-process research and development associated with the Company's acquisitions of Evergreen and Quesix completed during the second quarter of fiscal 1996 and a $4.6 million ($0.52 per share) non-recurring charge related to the Company's business alliance with HBOC incurred in the third quarter of fiscal 1996, the Company recorded net income of $4.3 million, or $0.49 per share, for fiscal 1996. The improvement in the Company's results, exclusive of the non-recurring charges, was due to the significant growth in revenues, partially offset by increases in operating expenses necessary to support the Company's continuing growth, and interest income of approximately $1.9 million earned on the net proceeds of the Company's initial and secondary public offerings.

Comparison of Fiscal Years Ended June 30, 1995 and June 30, 1994

         Revenues. The Company's total revenues were $11.3 million for fiscal 1995 compared to $6.3 million for fiscal 1994, an increase of $4.9 million, or 78%. The Company's revenues derived from sales to healthcare customers were $6.0 million for fiscal 1995 compared to $3.4 million for fiscal 1994, an increase of $2.6 million, or 79%. The Company's revenues derived from sales to general business customers were $5.3 million for fiscal 1995 compared to $3.0 million for fiscal 1994, an increase of $2.3 million, or 80%. System sales increased to $8.9 million for fiscal 1995 from $4.6 million for fiscal 1994, an increase of $4.3 million, or 95%. This increase was attributable to higher system sales in all sectors. The increase in international system sales during fiscal 1995 was primarily attributable to sales in France through the Company's French distribution partners. Revenues from maintenance and professional services were $2.4 million for fiscal 1995 compared to $1.8 million for fiscal 1994, an increase of $604,000, or 34%. This increase was primarily attributable to increased professional services in the healthcare market in fiscal 1995 and new customers requesting hardware and software maintenance support.

         Cost of Revenues. The cost of system sales was $4.6 million in fiscal 1995 compared to $3.3 million in fiscal 1994, an increase of $1.4 million, or 43%. As a percentage of total revenues, cost of system sales declined to 41% in fiscal 1995 from 51% in fiscal 1994, reflecting system sales having a


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
higher component of software fees. The percentage can vary significantly depending on the mix of products sold or licensed. The cost of system sales for each period included amortization expenses of $697,000 relating to technology acquired in the 1992 Acquisition. Cost of maintenance and professional services increased to $1.6 million for fiscal 1995 from $1.2 million in fiscal 1994, an increase of $482,000, or 42%. The cost of maintenance and professional services decreased to 15% of total revenues in fiscal 1995 from 18% in fiscal 1994. This decrease was due to lower services and maintenance overhead costs as a percentage of revenues.

         Sales and Marketing. Sales and marketing expenses increased to $4.4 million in fiscal 1995 from $3.5 million in fiscal 1994, an increase of $907,000, or 26%. This increase was primarily attributable to increased staffing and marketing activities. Sales and marketing expenses as a percentage of total revenues declined to 39% in fiscal 1995 from 56% in fiscal 1994 primarily because of revenue growth.

         Research and Development. Research and development expenses increased to $2.3 million in fiscal 1995 from $1.9 million in fiscal 1994, an increase of $461,000, or 25%. This increase was primarily attributable to additional staffing to support software and hardware development activities. As a percentage of total revenues, research and development expenses decreased to 21% from 30%.

         General and Administrative. General and administrative expenses increased to $2.4 million in fiscal 1995 from $1.9 million in fiscal 1994, an increase of $499,000, or 26%. This increase was primarily attributable to an increase of $306,000 in facilities expenses to support staffing additions and an increase of $177,000 in bad debts, reflecting a charge related to an international customer that went into receivership in the first quarter of fiscal 1995. General and administrative expenses as a percentage of total revenues decreased to 22% in fiscal 1995 from 30% in fiscal 1994.

         Net Loss. The Company's net loss for fiscal 1995 decreased to $4.1 million, or $0.77 per share, from $5.4 million, or $1.38 per share, in fiscal 1994, a decrease of 24%.




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
QUARTERLY RESULTS OF OPERATIONS

         The following tables set forth certain quarterly financial data for the fiscal years ended June 30, 1996 and June 30, 1995. This quarterly information is unaudited, has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of the Company's management, reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. Operating results for any quarter are not necessarily indicative of results for any future period.


                                                      FISCAL 1996                                     FISCAL 1995
                                       -------------------------------------------   --------------------------------------------
                                        FOURTH      THIRD      SECOND       FIRST     FOURTH       THIRD      SECOND       FIRST
                                        QUARTER    QUARTER     QUARTER     QUARTER    QUARTER     QUARTER     QUARTER     QUARTER
                                       --------   --------    --------    --------   --------    --------    --------    --------
STATEMENT OF OPERATIONS DATA:
Revenues:
   System sales .....................  $  9,635   $  5,544    $  5,585    $  3,768   $  4,036    $  1,057    $  2,717    $  1,071
   Maintenance and professional
      services ......................     1,996      1,442         744         666        749         652         602         390
                                       --------   --------    --------    --------   --------    --------    --------    --------
      Total revenues ................    11,631      6,986       6,329       4,434      4,785       1,709       3,319       1,461
                                       --------   --------    --------    --------   --------    --------    --------    --------


Operating expenses:
   Cost of system sales .............     2,832      1,637       1,358         631      1,998         783       1,169         694
   Cost of maintenance and
      professional services .........       916        753         555         481        430         489         416         302
   Sales and marketing ..............     2,869      2,474       2,351       2,058      1,601       1,044         809         979
   Research and development .........     1,275      1,085         934         621        668         543         533         599
   General and administrative .......       912      1,001       1,427         805        656         611         674         489
   Non-recurring charges ............        --      4,630       5,740          --         --          --          --          --
                                       --------   --------    --------    --------   --------    --------    --------    --------
      Total operating expenses ......     8,804     11,580      12,365       4,596      5,353       3,470       3,601       3,063
                                       --------   --------    --------    --------   --------    --------    --------    --------
Operating income (loss) .............     2,827     (4,594)     (6,036)       (162)      (568)     (1,761)       (282)     (1,602)
                                       --------   --------    --------    --------   --------    --------    --------    --------
Other interest, net .................       558        469         493         418         96          12           4          22
                                       --------   --------    --------    --------   --------    --------    --------    --------
Net income (loss) ...................  $  3,385   $ (4,125)   $ (5,543)   $    256   $   (472)   $ (1,749)   $   (278)   $ (1,580)
                                       ========   ========    ========    ========   ========    ========    ========    ========


Note: The quarterly data shown above gives retroactive recognition to the acquisition of Hunter, which has been accounted for as a pooling of interests.

         The Company has experienced significant quarterly fluctuations in operating results which may continue in future periods. The Company's revenues from system sales have varied significantly from quarter to quarter as a result of the volume and timing of system sales and customer acceptance and delivery. Professional services revenues have also fluctuated from quarter to quarter as a result of the timing of the installation of software and hardware, project management and customized programming. Revenues from maintenance services have not fluctuated significantly from quarter to quarter and have been increasing as the number of the Company's customers increases. Since a significant percentage of the Company's expenses are fixed, quarterly operating results will vary with the timing and fluctuation of total revenues.


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
LIQUIDITY AND CAPITAL RESOURCES

         Since its inception in 1992, the Company has funded its operations, working capital needs and capital expenditures primarily from revenues and sales of equity securities. The Company was initially capitalized primarily by three investment companies. Subsequently, the Company completed four private placements in which new investors purchased Company securities. In July 1995, the Company received approximately $37.5 million net of underwriter's discounts and offering costs from its initial public offering. In February 1996, the Company received an additional $18.5 million net of underwriters discounts and offering costs from a subsequent offering of its Common Stock.

         Cash and cash equivalents and marketable securities at June 30, 1996 were $38.4 million, an increase of $36.6 million from June 30, 1995. The increase was primarily due to the proceeds from the Company's initial and secondary offerings of Common Stock. During fiscal 1996, the Company used cash of $10.1 million for operating activities, as compared to the prior fiscal year same period cash used in operating activities of $5.8 million. The increase was primarily due to the funding of additional accounts receivable of $15.1 million and inventories of $1.2 million associated with increased sales volume, offset by increased net income, net of non-recurring charges. The cash dividends paid on common stock disclosed in the consolidated statements of stockholders' equity and cash flows for the years ended June 30, 1996, 1995, and 1994 were normal stockholder distributions paid by Hunter prior to the merger. IMNET has not paid any dividends on its common stock.

         The Company plans to continue to increase its professional staff during fiscal 1997 and the foreseeable future, to meet anticipated sales volume and to support research and development efforts. The Company expects that its requirements for office facilities and office equipment will grow as staffing requirements dictate. The Company currently leases 54,000 square feet of office space. To accommodate continuing growth, the Company signed an operating lease, effective January 1997, to increase its headquarters space. The Company expects to move to the new facility in January 1997 and will incur increased rental expense. The Company has budgeted capital expenditures of approximately $1.9 million in fiscal 1997 for the purchase of computer equipment for existing and new employees, furniture and fixtures, and equipment associated with the new office facility, new training equipment, and new equipment for customer demonstrations.

         The purchase price for the Evergreen acquisition included $1.8 million in cash and the issuance of 82,353 shares of Common Stock having a market value as of November 3, 1995 of approximately $2.3 million. The purchase price for the Quesix acquisition was $4.2 million, paid in cash. These acquisitions were consummated in the three months ended December 31, 1995.

         In August 1996, counsel to a competitor contacted the Company, asserting that the Company's Electronic Information Warehouse infringed a patent owned by it relating to systems which incorporate database management systems and support bulk storage systems, and that other patents might also be infringed. The Company consulted its patent counsel and met with representatives of this competitor. The parties entered into a patent license agreement in November 1996 pursuant to which the Company made a nominal payment and agreed to pay a nominal royalty on certain revenues derived from the sale of certain products. The royalty obligation expires in December 2003.

         The Company's accounts receivable days sales outstanding ("DSO") continued to increase in fiscal 1996. Management believes that its willingness to grant extended terms, on a negotiated, case by case basis, provides the customer or distributor with additional incentives to commit to large purchases, because


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such terms (i) demonstrate that the Company is comfortable with providing the purchaser the leverage inherent in deferred payments (thereby demonstrating its confidence in its product), and (ii) permit the purchaser (and the Company) to commit to a large order, while the payment stream is tailored to a longer period of time (thereby providing the purchaser with a means to finance the project over one or more internal cash budgeting cycles). Therefore, management believes the accounts receivable DSO trend will continue in fiscal 1997, due to the extended terms selling strategy. However, the failure by customers to pay amounts as they become due could have a material adverse effect on the Company.

         The Company believes that its cash and cash equivalents and marketable securities, along with revenues from operations, will be sufficient to finance expected cash requirements for operating activities and anticipated growth for at least the next 12 months. The Company's ability to meet its cash obligations on a long-term basis will depend on its achieving and maintaining profitable operations and on consistent and timely collection of its accounts receivable. To date, inflation has not had a material impact on the Company's revenues or income.

         The Company will require significant funds to implement its business strategies. Unless its revenues increase significantly, the Company will continue to experience losses due to the following factors: (i) the Company's operating expenses are budgeted on anticipated revenues; (ii) the Company incurs significant expenses in connection with research and development, and more recently, the development of its direct and indirect selling and marketing efforts; and (iii) a high percentage of the Company's expenses are fixed. As a result, there can be no assurance that the Company will be profitable in the future or that available funds, together with any funds provided by operations, will be sufficient to fund the Company's ongoing operations. If the Company has insufficient funds, there can be no assurance that additional financing can be obtained on acceptable terms, if at all. The absence of such financing would have a material adverse effect on the Company's business, including a possible reduction or cessation of operations.

         In addition to the information in this filing, certain risk factors, among others, should be considered carefully in evaluating the Company and its business. These risk factors include the following: (i) limited operating history; lack of profitable operations; (ii) variability in quarterly operating results; volatility of stock price; (iii) customer concentration; (iv) product acceptance and market development; dependence on distribution partners; (v) long sales and delivery cycle; dependence on future system sales; (vi) ability to manage growth; (vii) risks associated with acquisitions; (viii) risks associated with new distribution partner (HBOC); (ix) technological changes; competition;
(x) uncertainty in healthcare industry; government healthcare reform proposals;
(xi) dependence on key personnel; (xii) dependence on proprietary rights and patents; (xiii) product liability; (xiv) foreign operations; (xv) control by officers and directors; (xvi) shares eligible for future sale; and (xvii) certain anti-takeover considerations. For additional detail, please refer to "Business Risk Factors" contained in Part I, Item 1 of the Company's Form 10-K for the year ended June 30, 1996. Also, see the note preceding Part I of "Business" in the Form 10-K for additional information regarding the Private Securities Litigation Reform Act.

Recent Accounting Pronouncement

         On October 23, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (Statement 123). Statement 123 allows companies to retain the current approach set forth in APB Opinion No. 25 "Accounting for Stock Issued to Employees" (APB Opinion No. 25) for recognizing stock-based expense in their financial statements in lieu of the new accounting method prescribed by Statement 123 based on the estimated fair


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value of employee stock options. Companies that do not follow the new fair value based method will be required to provide expanded footnote disclosures. The provisions of Statement 123 are effective for fiscal years beginning after December 15, 1995. However, disclosure of the pro forma net income and earnings per share, as if the fair value method of accounting for stock-based compensation had been elected, is required for all awards granted in fiscal years beginning after December 15, 1994.

         The Company intends to continue accounting for stock related compensation using APB Opinion No. 25 and will provide the expanded footnote disclosures required under Statement 123 beginning with its consolidated financial statements for the year ending June 30, 1997.






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